EXHIBIT 99.1

News Release

Diamond Green Diesel to be Expanded to 275 Million Gallons Annually

April 7, 2016 - IRVING, Texas - Darling Ingredients Inc. (NYSE: DAR) announced today an expansion of the Diamond Green Diesel (DGD) facility in Norco, LA. DGD is the Company’s joint venture with Valero Energy Corporation. The expansion will grow the facility’s annual production capacity from 160 million gallons of renewable diesel to 275 million gallons. The incremental cost per gallon of renewable diesel production for the expansion is estimated to be approximately one-half of the green field construction cost due to significant logistics and processing facilities already in place. This expansion plan is expected to be funded by DGD cash flow and is subject to final engineering and cost analysis. DGD estimates completion in the fourth quarter of 2017, with production expected to ramp-up in the first quarter of 2018. DGD expects to operate at full capacity throughout the expansion phase, excluding an estimated 15-to-30 days of necessary downtime for final tie-ins. The planned expansion will also include expanded outbound logistics for servicing the many developing low carbon fuel markets around North America and the globe.

“Our Diamond Green Diesel joint venture continues to be a shining star in our portfolio of ingredients and our DGD team has successfully proven the technology works, producing the highest quality product to meet the expectations of our customers,” commented Randall C. Stuewe, Darling Ingredients Inc. Chairman and Chief Executive Officer, on the planned expansion.

ABOUT DARLING

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://ir.darlingii.com.

Safe Harbor Statement
Some of the statements made in this press release are forward-looking statements.  These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business.  Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. Many of these risks and uncertainties are described in Darling’s Annual Report on Form 10-K for the year ending January 2, 2016 and our other filings with the SEC.

For More Information, contact:
Melissa A. Gaither, V.P. Investor Relations and Global Communications	Email: mgaither@darlingii.com
251 O'Connor Ridge Blvd., Suite 300	Phone: 972-717-0300
Irving, Texas 75038